Exhibit 11



                           E'TOWN CORPORATION AND SUBSIDIARIES
                  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                           1995         1994         1993

                                         _________    _________    _________
PRIMARY

_______
 EARNINGS
  Income Before Preferred Stock
   Dividends of Subsidiary             $16,108,533  $12,941,790  $14,879,828
  Deduct: Preferred Stock Dividends        813,000      854,047    1,050,000

                                       ___________  ___________  ___________
  Net Income Available for
   Common Stock                        $15,295,533   12,087,743   13,829,828

                                       ___________  ___________  ___________

                                       ___________  ___________  ___________
 SHARES
  Weighted Average Number of
   Common Shares Outstanding             7,093,027    6,207,564    5,330,641
  Assuming Exercise of Options
   Reduced by the Number of Shares
   Which Could Have Been Purchased
   With the Proceeds From Exercise
   of Such Options                           2,156        2,845        7,298

                                       ___________  ___________  ___________
  Weighted Average Number of Common
   Shares Outstanding as Adjusted        7,095,183    6,210,409    5,337,939

                                       ___________  ___________  ___________

                                       ___________  ___________  ___________
Primary Earnings
 Per Share of Common Stock             $      2.16  $      1.95  $      2.59

                                       ___________  ___________  ___________

                                       ___________  ___________  ___________
ASSUMING FULL DILUTION

______________________
 EARNINGS
  Income Before Preferred Stock
   Dividends of Subsidiary             $16,108,533  $12,941,790  $14,879,828
  Deduct: Preferred Stock Dividends        813,000      854,047    1,050,000
  Add: After Tax Interest Expense
   Applicable to 6 3/4% Convertible
   Subordinated Debentures                 524,066      542,195      550,843

                                       ___________   __________  ___________
   Adjusted Net Income                 $15,819,599   12,629,938   14,380,671

                                       ___________   __________  ___________

                                       ___________   __________  ___________
 SHARES
  Weighted Average Number of
   Common Shares Outstanding             7,093,027    6,207,564    5,330,641
  Assuming Exercise of Options
   Reduced by the Number of Shares
   Which Could Have Been Purchased
   With the Proceeds From Exercise
   of Such Options                           2,156        2,845        7,298
  Assuming Conversion of 6 3/4%
   Convertible Subordinated
   Debentures (a)                          298,613      308,943      313,869

                                       ___________   __________  ___________
  Weighted Average Number of Common
   Shares Outstanding as Adjusted        7,393,796    6,519,352    5,651,808

                                       ___________   __________  ___________

                                       ___________   __________  ___________
Fully Diluted Earnings
 Per Share of Common Stock             $      2.14  $      1.94  $      2.54

                                       ___________   __________  ___________

                                       ___________   __________  ___________









(a) Convertible at $40 per share.